Exhibit 5.1

Yvan-Claude Pierre

+1 212 479 6721

ypierre@cooley.com

June 26, 2018

SELLAS Life Sciences Group, Inc.

315 Madison Avenue, 4th Floor

New York, NY 10017

Ladies and Gentlemen:

We have acted as counsel to SELLAS Life Sciences Group, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement (No. 333-225140) on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission, including a related prospectus filed with the Registration Statement (the “Prospectus”), covering an underwritten public offering (the “Offering”) of up to 6,986,250 shares of the Company’s Common Stock, par value $0.0001 per share (the “Shares”), which includes up to 911,250 Shares that may be sold by the Company pursuant to the exercise of an option to purchase additional Shares granted to the underwriters.

In connection with this opinion, we have (i) examined and relied upon (a) the Registration Statement and related Prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as amended and as currently in effect as of the date hereof, and (c) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below and (ii) assumed that the Board of Directors of the Company or the Pricing Committee thereof has taken action to set the sale price of the Shares.

We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies and the due execution and delivery, other than by the Company, of all documents where due execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought to independently verify such matters. Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued as described in the Registration Statement and the related Prospectus, will be validly issued, fully paid and non-assessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Cooley LLP 1114 Avenue of the Americas 46th Floor New York, NY 10036-7798

t: (212) 479-6721 f: (212) 476-6275 cooley.com

Sincerely,

COOLEY LLP

By:	/s/ Yvan-Claude Pierre
Yvan-Claude Pierre

Cooley LLP 1114 Avenue of the Americas 46th Floor New York, NY 10036-7798

t: (212) 479-6721 f: (212) 476-6275 cooley.com